EXHIBIT 99.1

                                  PRESS RELEASE
                                  =============

PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
(410-285-9327 or jbouffard@patapscobank.com)

           PATAPSCO BANCORP, INC. ANNOUNCES RISE IN QUARTERLY AND YEAR
           -----------------------------------------------------------
                                TO DATE EARNINGS
                                ----------------


     Baltimore, Md. January 22, 2004 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced that earnings for the first half of the Company's fiscal year ended December 31, 2003 were $698,000 or $1.12 diluted earnings per share, compared to net income of $667,000 or $1.09 diluted earnings per share for the prior year comparable period. This represented a 5% increase in earnings and a 3% increase in earnings per diluted share.

     For the second quarter of the Company's fiscal year 2003, ended December 31, 2003 the Company announced earnings of $344,000 or $.55 diluted earnings per share as compared to net income of $326,000 or $.53 diluted earnings per share for the prior year comparable period. This represented increases of 6% in earnings and 4% in diluted earnings per share.

     The Company's return on average assets and return on average equity were ..83% and 8.68% respectively, for the six months ended December 31, 2003 on an annualized basis. This compared to a return on average assets of .85% and a return on average equity of 8.79% in the same period during the previous year.

     As of December 31, 2003, Patapsco Bancorp, Inc. reported assets of $166 million and total stockholders' equity of $16.1 million compared to $158 million and $15.9 million at June 30, 2003, the Company's last fiscal year end.

     The Patapsco Bank serves Baltimore and surrounding counties from its offices located on Merritt Boulevard, Joppa Road and Harford Road, Baltimore County, Maryland.

     Attached hereto is a summary of the unaudited financial highlights for the periods discussed herein.

FINANCIAL HIGHLIGHTS (UNAUDITED)
Patapsco Bancorp, Inc. and Subsidiary



------------------------------------------------------------------------------------------
                                                                          For the Three
                                                   For the Six Months      Months Ended
                                                       December 31         December 31
                                                    -----------------    -----------------
  (Dollars in thousands, except per share data)       2003      2002      2003    2002
------------------------------------------------------------------------------------------
OPERATING RESULTS:
Interest income                                      $5,083    $5,448    $2,506    $2,720
Interest expense                                      1,878     2,074       919     1,011
                                                     ------    ------    ------    ------
Net interest income                                   3,205     3,374     1,587     1,709
Provision for loan losses                                42       240         0       120
                                                     ------    ------    ------    ------
Net interest income after provision                   3,163     3,134     1,587     1,589
   for loan losses
Gain on Sale of Loans                                    13         5         3         5
Gain on Sale of Investments                               0        14         0         1
Other Noninterest income                                220       209       111        97
Noninterest expense                                   2,288     2,305     1,157     1,181
Provision for income taxes                              410       390       200       185
                                                     ------    ------    ------    ------
Net income                                           $  698    $  667    $  344    $  326
                                                     ======    ======    ======    ======

PER SHARE DATA:(1)
Net income per share, diluted                        $ 1.12    $ 1.09    $ 0.55    $ 0.53
Net income per share, basic                          $ 1.33    $ 1.27    $ 0.65    $ 0.61

Book Value per common share                          $29.77    $31.08
Tangible Book Value per Share (2)                    $24.16    $25.21
Period End Stock Price                               $37.50    $26.55
Stock Price as a percentage of tangible book value   155.22%   105.32%

PERFORMANCE RATIOS: (3)
Return on average assets                               0.83%     0.85%     0.83%     0.84%
Return on average equity                               8.68%     8.79%     8.64%     8.58%
Net interest margin                                    4.09%     4.49%     4.08%     4.54%
Net interest spread                                    3.81%     4.17%     3.81%     4.21%


                                                     AT
                                         ----------------------------
                                          December 31     June 30
                                             2003          2003
                                         ----------------------------
BALANCES
Net Loans                                     $114,410      $113,252
Total Assets                                  $166,207      $157,805
Deposits                                      $118,974      $119,655
Borrowings                                     $29,200       $20,174
Stockholder's Equity                           $16,111       $15,905

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets             9.69%        10.08%
Allowance for loan losses to total loans         0.97%         1.00%
Nonperforming assets to total assets             0.21%         0.22%

(1) Per share amounts have been adjusted for stock dividends.
(2) Tangible book value per share deducts goodwill fron common equity and assumes all preferred shares convert to common.
(3) Amounts for the three month periods ended December 31, 2002 and 2001 are annualized.